SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A*
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

(Amendment No. 3)*

Yuhe International, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

988432100
(CUSIP Number)

May 7, 2010
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G/A is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 18 pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1834 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 988432100	13G/A	Page 2 of 18 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ardsley Partners Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,153,100
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,153,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,153,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.85%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 988432100	13G/A	Page 3 of 18 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ardsley Partners Institutional Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 928,200
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 928,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 928,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.71%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 988432100	13G/A	Page 4 of 18 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ardsley Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 126,100
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 126,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 126,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.64%
12	TYPE OF REPORTING PERSON** CO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 988432100	13G/A	Page 5 of 18 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ardsley Partners Renewable Energy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 140,700
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 140,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 140,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.71%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 988432100	13G/A	Page 6 of 18 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ardsley Renewable Energy Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 52,100
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 52,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.26%
12	TYPE OF REPORTING PERSON** CO

CUSIP No. 988432100	13G/A	Page 7 of 18 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ardsley Advisory Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,480,750
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,480,750
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,480,750
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.59%
12	TYPE OF REPORTING PERSON** PN; IA

CUSIP No. 988432100	13G/A	Page 8 of 18 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ardsley Partners I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,222,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,222,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,222,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.27%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 988432100	13G/A	Page 9 of 18 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Philip J. Hempleman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,001,750
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,001,750
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,001,750
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.23%
12	TYPE OF REPORTING PERSON** IN

CUSIP No. 988432100	13G/A	Page 10 of 18 pages

Item 1 (a).	NAME OF ISSUER.

The name of the issuer is Yuhe International, Inc. (the "Company").

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

301 Hailong Street, Hanting District, Weifang, Shandong Province, The People's Republic of China

Item 2 (a).	NAME OF PERSON FILING:

This statement is filed by:

(i)	Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock, par value $0.001 per share ("Common Stock") directly owned by it;
(ii)	Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
(iii)	Ardsley Offshore Fund, Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
(iv)	Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"), with respect to the shares of Common Stock directly owned by it;
(v)	Ardsley Renewable Energy Offshore Fund, Ltd., a British Virgin Islands corporation ("Ardsley Energy Offshore"), with respect to the shares of Common Stock directly owned by it;
(vi)
Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore, Ardsley Energy Offshore and the Investment Adviser of AP II, Ardsley Institutional, Ardsley Energy and one or more managed accounts, with respect to the shares of Common Stock directly owned by AP II, Ardsley Offshore,  Ardsley Institutional, Ardsley Energy and Ardsley Energy Offshore and such managed accounts;

(vii)
Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II, Ardsley Institutional, and Ardsley Energy, with respect to the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy; and

(viii)
Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by AP II, Ardsley Offshore, Ardsley Institutional, Ardsley Energy, Ardsley Energy Offshore and certain managed accounts.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore and Ardsley Energy Offshore is 262 Harbor Drive, Stamford, Connecticut 06902.

The address of the registered office of Ardsley Offshore and Ardsley Energy Offshore is Romasco Place, Wickhams Cay 1, Road Town Tortola, British Virgin Islands.

CUSIP No. 988432100	13G/A	Page 11 of 18 pages

Item 2(c).	CITIZENSHIP:

AP II, Ardsley Institutional and Ardsley Energy are each Delaware limited partnerships.  Ardsley Offshore and Ardsley Energy Offshore are each British Virgin Islands corporations.  Ardsley and Ardsley Partners are New York general partnerships.  Mr. Hempleman is a United States Citizen.

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.001 per share

Item 2(e).	CUSIP NUMBER: 988432100

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act,
(b)	☐	Bank as defined in Section 3(a)(6) of the Act,
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1840,
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1840,
(f)	☐	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1874 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
(g)	☐	Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7
(h)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box:  ☒

Item 4.	OWNERSHIP.

A.	Ardsley Partners Fund II, L.P.
	(a)	Amount beneficially owned: 1,153,100
(b)
Percent of class: 5.85%.  (The percentages used herein and in the rest of Item 4 are calculated based upon the 19,709,563 shares of Common Stock issued and outstanding as of October 29, 2010, as per the Company's Schedule 14A, as filed with the Securities and Exchange Commission on December 3, 2010).

CUSIP No. 988432100	13G/A	Page 12 of 18 pages

	(c)	(i)	Sole Power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 1,153,100
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 1,153,100

B.	Ardsley Partners Institutional Fund, L.P.
	(a)	Amount beneficially owned: 928,200
	(b)	Percent of class: 4.71%
	(c)	(i)	Sole Power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 928,200
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 928,200

C.	Ardsley Offshore Fund, Ltd.
	(a)	Amount beneficially owned: 126,100
	(b)	Percent of class: 0.64%
	(c)	(i)	Sole Power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 126,100
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 126,100

D.	Ardsley Partners Renewable Energy Fund, L.P.
	(a)	Amount beneficially owned: 140,700
	(b)	Percent of class: 0.71%
	(c)	(i)	Sole Power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 140,700
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 140,700

E.	Ardsley Renewable Energy Offshore Fund, Ltd.
	(a)	Amount beneficially owned: 52,100
	(b)	Percent of class: 0.26%
	(c)	(i)	Sole Power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 52,100
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 52,100

F.	Ardsley Advisory Partners
	(a)	Amount beneficially owned: 2,480,750
	(b)	Percent of class: 12.59%
	(c)	(i)	Sole Power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 2,480,750
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 2,480,750

G.	Ardsley Partners I
	(a)	Amount beneficially owned: 2,222,000
	(b)	Percent of class: 11.27%
	(c)	(i)	Sole Power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 2,222,000
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 2,222,000

CUSIP No. 988432100	13G/A	Page 13 of 18 pages

H.	Philip J. Hempleman
	(a)	Amount beneficially owned: 3,001,750
	(b)	Percent of class: 15.23%
	(c)	(i)	Sole Power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 3,001,750
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 3,001,750

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Ardsley, the Investment Manager of Ardsley Offshore and Ardsley Energy Offshore and the Investment Adviser of one or more managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore, Ardsley Energy Offshore and certain managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

Ardsley, the Investment Adviser of AP II, Ardsley Institutional and Ardsley Energy shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

Ardsley Partners, the General Partner of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by AP II, Ardsley Offshore, Ardsley Institutional, Ardsley Energy, Ardsley Energy Offshore and certain managed accounts.  Mr. Hempleman disclaims beneficial ownership of all of the shares of Common Stock reported in this 13G/A.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

CUSIP No. 988432100	13G/A	Page 14 of 18 pages

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 988432100	13G/A	Page 15 of 18 pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  as of February 14, 2011

ARDSLEY PARTNERS FUND II, L.P.
BY:	ARDSLEY PARTNERS I,
GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
BY:	ARDSLEY PARTNERS I, GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY OFFSHORE FUND, LTD.

BY:	/s/ Steve Napoli
Steve Napoli
Director

ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
BY:	ARDSLEY PARTNERS I, GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY RENEWABLE ENERGY OFFSHORE FUND, LTD.

BY:	/s/ Steve Napoli
Steve Napoli
Director

CUSIP No. 988432100	13G/A	Page 16 of 18 pages

ARDSLEY ADVISORY PARTNERS

BY:	/s/ Steve Napoli
Steve Napoli
Partner

ARDSLEY PARTNERS I

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

PHILIP J. HEMPLEMAN, INDIVIDUALLY

BY:	/s/ Steve Napoli*
Steve Napoli
As attorney in fact for Philip J. Hempleman

*	Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 988432100	13G/A	Page 17 of 18 pages

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2011

ARDSLEY PARTNERS FUND II, L.P.
BY:	ARDSLEY PARTNERS I,
GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
BY:	ARDSLEY PARTNERS I, GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY OFFSHORE FUND, LTD.

BY:	/s/ Steve Napoli
Steve Napoli
Director

ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
BY:	ARDSLEY PARTNERS I, GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY RENEWABLE ENERGY OFFSHORE FUND, LTD.

BY:	/s/ Steve Napoli
Steve Napoli
Director

CUSIP No. 988432100	13G/A	Page 18 of 18 pages

ARDSLEY ADVISORY PARTNERS

BY:	/s/ Steve Napoli
Steve Napoli
Partner

ARDSLEY PARTNERS I

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

PHILIP J. HEMPLEMAN, INDIVIDUALLY

BY:	/s/ Steve Napoli*
Steve Napoli
As attorney in fact for Philip J. Hempleman

*	Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.